EXHIBIT 11

            STATEMENT REGARDING THE COMPUTATION OF EARNINGS PER SHARE

                                                   FOR THE FISCAL YEAR ENDED DECEMBER 31
                                                   ---------------------------------------
                                                        2003          2002          2001
                                                        ----          ----          ----
Weighted average shares outstanding
Common stock                                         5,436,101    5,436,101     5,436,117
Common stock equivalents
    Stock options                                           --           --            --
    Stock awards                                            --           --            --
    ESOP shares                                             --           --            --
                                                   -----------    ---------     ---------
Total common stock equivalents                              --           --            --
                                                   -----------    ---------     ---------
Total Weighted Average Shares Outstanding            5,436,101    5,436,101     5,436,117
                                                   ===========   ==========    ==========
Net Income                                         $10,768,000   $8,904,000    $8,337,000
Net Income Per Share                                    $ 1.98       $ 1.64        $ 1.53